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Exhibit 10.17

FIRST AMENDMENT TO THE
RESTRICTED SHARE AWARD AGREEMENT
FOR MICHAEL A. GROSSMAN EFFECTIVE AS OF DECEMBER 6, 1999

        This Amendment No. 1 is made, effective as of January 2, 2003 by and between Mack-Cali Realty Corporation, a Maryland corporation (the "Company") and Michael A. Grossman (the "Recipient").

        Whereas, the Company and the Recipient entered into an Agreement Evidencing the Grant of a Restricted Share Award effective as of December 6, 1999 (the "Agreement"), pursuant to which the Company awarded 4,000 shares of the Company's common stock, par value $.01 per share ("Common Stock") to the Recipient pursuant to the Employee Stock Option Plan of Mack-Cali Realty Corporation which was originally effective August 31, 1994 and amended and restated as of December 1, 1998 (the "Plan"), and

        Whereas, the Company and Recipient entered into an Employment Agreement dated as of December 5, 2000 (the "Employment Agreement"), and

        Whereas, pursuant to the terms of, and authority granted under, the Plan and the Agreement, the Company and Recipient wish to amend the Agreement as set forth herein;

        Now Therefore, the parties hereto hereby agree as follows:

        1.    Definitions.

        Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

        2.    Amendments to the Restricted Share Award Agreement.

        (i)    Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

                "1.    Award of Shares of Restricted Stock.

          Pursuant to the Plan, the Committee hereby awards to the Recipient, effective as of the Grant Date, a Restricted Share Award representing the conditional receipt of 4,000 shares of Common Stock ("Restricted Shares") at no out-of-pocket cost to the Recipient subject to the terms, conditions and restrictions set forth herein. Except for the defined terms set forth in Section 4 below, capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan."

        (ii)  Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(a)    General Rules.    Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Sections 2(b), (c), (d) and (e) or Section 4 are fully satisfied. For purposes of this Agreement, the following concepts shall be defined as follows: (i) the lapse of restrictions on the Recipient's rights with respect to the Restricted Shares granted hereunder shall be referred to as "Vesting"; (ii) the period between the Grant Date and the date of Vesting shall be referred to as the "Vesting Period"; and (iii) the date Vesting occurs shall be referred to as the "Vesting Date.""

        (iii)  Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

          "(b)    Vesting.    An aggregate of 4,000 Restricted Shares may vest in the Recipient on a year by year basis over a nine to eleven year Vesting Period. The number of Restricted Shares which have been vested and earned on each Vesting Date on a year by year basis as a result of the Performance Goals specified in Section 2(c) below being satisfied is as follows:

Restricted Shares	Vesting Date
600	January 1, 2000
600	January 1, 2001
800	January 1, 2002

  The number of Restricted Shares scheduled to be vested and earned on January 2, 2003 as specified in Section 2(d) below is as follows:

Restricted Shares	Vesting Date
1,000	January 2, 2003

  The number of Restricted Shares initially scheduled to be vested and earned on each Vesting Date on a year by year basis provided the Annual Performance Targets applicable pursuant to Section 2(e) below are satisfied is as follows:

Restricted Shares	Vesting Date
150	January 1, 2004
150	January 1, 2005
200	January 1, 2006
250	January 1, 2007
250	January 1, 2008"

        (iv)  Sections 2(d) and 2(e) of the Agreement shall be renumbered as Sections 2(f) and 2(g), respectively, and the following new sections 2(d) and 2(e) shall be inserted:

          "(d)    Time Vesting    1,000 Restricted Shares shall vest on January 2, 2003.

          (e)    Annual Performance Targets.    (i) The Restricted Shares shall vest on the applicable Vesting Date on a year by year basis provided that the Annual Performance Targets (as hereinafter defined) for the calendar year ending on the last day of the Company's fiscal year immediately preceding such Vesting Date are met. The "Annual Performance Targets" shall mean the annual performance targets for each applicable calendar year as determined by the Executive Compensation and Option Committee of the Company's Board of Directors and communicated to the Recipient no later than the last day of the first calendar quarter of the applicable calendar year; and (ii) In the event that the Annual Performance Targets for any calendar year are not satisfied so that the Restricted Shares do not vest on the Vesting Date on which they were scheduled to vest had the Annual Performance Targets been met, such Restricted Shares that failed to vest on such Vesting Date shall vest on any subsequent Vesting Date provided that the Annual Performance Targets for a subsequent calendar year are met. If any Restricted Shares remain unvested as of January 1, 2008, Annual Performance Targets shall be set for the 2008 calendar year and if any Restricted Shares have not vested by January 1, 2009, Annual Performance Targets shall be set for the 2009 calendar year. The Vesting Date applicable to the 2008 calendar year is January 1, 2009 and for the 2009 calendar year is January 1, 2010. Any Restricted Shares that have not been earned and vested by January 1, 2010 shall automatically be canceled or forfeited."

        (v)  Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

                "4.    Termination of Employment; Change in Control.

          (a)    Termination Due to Disability, Death or for Good Reason; Change in Control.    Unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, if the Recipient terminates employment with the Company due to Disability (as defined in the Employment Agreement), death, for Good Reason (as defined in the Employment Agreement) or a termination initiated by the Company without Cause (as defined in the Employment Agreement), all Restricted Shares subject to this Agreement and held by, or on behalf of, the Recipient shall be deemed earned and vested as of the Recipient's last day of employment with the Company. In addition, unless otherwise provided in the Employment Agreement and notwithstanding any provision of the Plan to the contrary, all Restricted Shares subject to this Agreement and held by the Recipient on the date a Change in Control (as defined in the Employment Agreement) occurs shall be deemed earned and vested as of such date.

          (b)    Termination for Any Other Reason.    Unless otherwise provided in the Employment Agreement, if the Recipient's employment with the Company terminates prior to January 1, 2008 and prior to the occurrence of a Change in Control for reasons other than Disability, death, a termination initiated by the Company without Cause or by Recipient for Good Reason, any Restricted Shares subject to this Agreement that have not been earned and vested prior to the Recipient's termination of employment shall be immediately forfeited on the last day of the Recipient's employment with the Company."

        (vi)  Section 5 of the Agreement is hereby deleted in its entirety.

        (vii) Section 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

                "5.    Withholding.

          In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, to the extent not otherwise paid by or on behalf of the Recipient, the Company shall withhold Shares or cash amounts (for fractional Shares) equal to the taxes then required by applicable federal, state and local law to be so withheld."

        (viii)    Sections 7 and 8 of the Agreement shall be renumbered Sections 6 and 7, respectively.

        (ix)  Section 9 of the Agreement is hereby deleted in its entirety and replaced with the following:

                "8.    Notice.

Any notice to the Company hereunder shall be in writing addressed to:
Mack-Cali Realty Corporation 11 Commerce Drive Cranford, New Jersey 07016
Attn:	Mitchell E. Hersh Chief Executive Officer
and
Roger W. Thomas, Esq. General Counsel
Any notice to the Recipient hereunder shall be in writing addressed to:
Mr. Michael A. Grossman [Intentionally Omitted]
or such other address as the Recipient shall notify the Company in writing.

        (x)  Section 10 of the Agreement is hereby deleted in its entirety and replaced with the following:

        "9.    Entire Agreement; Effect of Employment Agreement.

          (a)    Entire Agreement.    This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto. No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default hereunder.

          (b)    Effect of Employment Agreement.    In the event the Employment Agreement with the Company contains additional rights, duties and/or obligations with respect to the Recipient, such terms and conditions shall govern the Recipient's Restricted Share Award as if such terms and conditions had been set forth herein; and in the event of any conflict or inconsistency between the terms of the Employment Agreement or this Agreement, the terms and conditions of the Employment Agreement shall control."

        (xi)  Sections 11, 12, and 13 of the Agreement shall be renumbered Sections 10, 11 and 12 respectively.

        3.    Miscellaneous.    Except as specifically amended above, the Agreement and all provisions thereof shall remain in full force and effect and are hereby ratified and confirmed. Additionally, upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import, and each reference to the Agreement in any document relating to the Agreement, shall mean and be a reference to the Agreement as amended hereby.

        In Witness Whereof, the parties hereto have executed this Amendment effective as of the date first written above.

Mack-Cali Realty Corporation
By:	/s/ MITCHELL E. HERSH Name: Mitchell E. Hersh Title: Chief Executive Officer
Recipient
/s/ MICHAEL A. GROSSMAN Michael A. Grossman

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  Exhibit 10.17
FIRST AMENDMENT TO THE RESTRICTED SHARE AWARD AGREEMENT FOR MICHAEL A. GROSSMAN EFFECTIVE AS OF DECEMBER 6, 1999